Exhibit 10.21

August 15, 2011

Mr. Patrick Keyes
[            ]
[            ]

Re:	Your Employment Offer Letter Dated December 20, 2010 (the “Employment Letter”)

Dear Pat,

This letter modifies the terms of your Employment Letter as they relate to your Supplemental Pension Benefit. Specifically, as you know, you are eligible to participate in the Wisconsin Energy Corporation Supplemental Pension Plan (the SPP), which provides for a supplemental pension benefit that recognizes compensation in excess of IRS limits that apply to the Company's Retirement Account Plan (the RAP). This supplemental pension benefit is subject to all the terms of the SPP and will be paid to you in accordance with the SPP. The additional supplemental pension benefit set forth in your Employment Letter will also be paid to you in accordance with the SPP.
As a result, the paragraph in your Employment Letter titled “Supplemental Pension Benefit,” is modified to read as follows.
“The company will establish a notional account to provide supplemental pension benefits. The account will be credited with $100,000 at the time you commence employment and will vest upon attainment of age 60 or completion of 10 years of service, whichever comes first. The account will be credited with interest annually at the same rate that applied to balances in the qualified pension plan. The timing and form of payment of this benefit will be pursuant to the terms of the Wisconsin Energy Corporation Supplemental Pension Plan, as may be amended from time to time.”
All other terms and provisions of your Employment Letter remain in effect, subject to the Company's (or authorized delegate's) right, in its discretion, to change or terminate all current benefit plans or practices and other policies and procedures.
Please acknowledge your acceptance of the foregoing by signing this letter and returning it to me by August 31, 2011. An additional copy of this letter is enclosed for your records.

Once signed by both parties, it wills serve as a binding agreement between us and supersedes the applicable provision of your Employment Letter. If you have any questions, please feel free to contact Lisa George at [    ].

Sincerely,

/s/ Frederick D. Kuester

Executive Vice President & Chief, Financial
Officer (WEC/WE/WG)	Executive

/s/ J. Patrick Keyes
Date: August 15, 2011